489 Fifth Avenue, 33rd Floor

New York, New York 10017

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April 17, 2020

CONFIDENTIAL

Via Email

United Capital Consultants Inc.

3210 East Coralbell Avenue

Mesa, AZ 85205

Attn:	Mr. Clayton Patterson, CEO
Mr. Harold Patterson, CFO

RE:	Engagement of Westwood Capital

Dear Sirs:

Pursuant to our ongoing discussions, this letter (“Agreement”) sets forth the terms and conditions under which United Capital Consultants Inc., a corporation formed under the laws of Delaware (“you”, “UCC” or the “Company”) retains Westwood Capital, LLC, a Delaware limited liability company (“Westwood” or “we”) to provide investment banking, placement and advisory services for project financing in connection with the transaction described herein, with the scope of such project financing services as described herein.

Based on our discussions, we understand UCC has identified five projects in Thailand with a total estimated acquisition cost of approximately US$140,000,000 and discussions are underway on all with a deposit placed on one and non-binding price agreements on several others. UCC seeks to raise, in a series of transactions, an appropriate mix of equity and debt capital to complete the acquisition of these projects as well as additional projects it expects to develop in subsequent stages. UCC was formally known as “Thicket Sound Acquisition Corporation” under the laws of Delaware.

For purposes of this Agreement, the term “Project Financing” includes, but is not limited to, raising equity, preferred equity, subordinated debt, senior debt or other interests in project company(s), which results in a financial closing and funding in accordance with such terms. The arranging, closing and funding of one or more of the identified projects indicated above or others that may arise during the course of the engagement in one or a series may be referred to below each as a “Transaction” or, if in the form of multiple financings and/or transactions, as “Transactions.”

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Scope of Engagement: In connection with this Agreement, Westwood will do the following, as appropriate:

Phase One: Due Diligence and Modeling Services

1.Conduct a due diligence review and financial analysis of the Company;

2.Advise the Company in connection with (a) its business model, expansion plan and capital raising strategy, so as to optimize capital market receptivity of the proposed Project Financing, and (b) the structure of a Transaction;

3.Consult with the Company as to the type and amount of Financing and the timing, subscription provisions, and conditions precedent to a Transaction;

4.Advise the Company on the valuation of the projects and on the pricing model that may be applied in a Transaction;

Phase Two: Financing Services

5.Consult with the Company and jointly determine the preferred Financing strategy to pursue and assist the Company in the preparation of necessary presentation material and documentation in connection with the Transaction(s) based on the information received from the Company;

6.Assist the Company in identifying multiple sources of funding (including (but not limited to) domestic and international major banking, non-bank financial and investment banking institutions (acting as principals, underwriters or “public-style” placement agents), life insurance companies, investment funds, hedge funds, strategic companies and other principals (collectively, “Potential Investor(s)”);

7.In an orderly fashion, present the Company and its business plans to Potential Investors as have been identified by Westwood (or the Company, should the Company designate Potential Investors) to solicit interest in providing financing for and investing in the Transaction(s);

8.Assist the Company in its further negotiations with the Potential Investors; and

9.Assist the Company, its legal counsel and other parties to the Transaction(s) in the negotiation of definitive documentation for and the closing of the Transaction(s).

It is understood and agreed that Westwood may assign any of the services above that do not require a regulated broker-dealer to execute, including the Due Diligence and Modeling Services, to its corporate affiliates.

The above noted Financing Services and Transaction Fees (noted below) are subject to the completion of the due diligence and modeling services.

Regulatory and Other Due Diligence: As a registered broker-dealer, Westwood is required to abide by certain due diligence and anti-money laundering regulations, including but not limited to, the collection and verification of the beneficial owners of the Company who own, control and profit from the Company. Company agrees to provide such verification information, including but not limited to those requested under its New Client Questionnaire, and assist in Westwood’s compliance of such due diligence and anti-money laundering regulations as it relates to the Company.

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Company and Westwood will comply with all applicable laws, rules, regulations, and registration requirements for all offers and sales of securities. Westwood will be able to rely on Company with respect to blue sky matters, and for updating, amending and supplementing legal documents and filings as required by applicable laws.

Westwood’s obligations to act as financial advisor and placement agent to the Company in connection with any Transaction are subject to certain continuing conditions including (i) the results of the due diligence, the Company, its business plans and principal officers, directors and shareholders being satisfactory in all material respects to Westwood, and (ii) the absence of any material adverse change in the business or financial condition of the Company its principal members, directors or officers, and (iii) the timely payment by the Company of fees and expenses to Westwood when such fees and expenses are due and payable as set forth below.

Exclusivity: In connection with any Project Financing or communications with the Potential Investors, the Company agrees that Westwood will serve as its exclusive advisor and placement agent, and that the Company will not negotiate with any other party with respect to any such Transaction other than with and through Westwood. Company will not allow any other party to participate in the Transaction without Westwood’s prior written consent. The forgoing shall not be deemed a prohibition against the Company obtaining tax or legal advice from its representatives.

The Company represents and warrants that there is no finder or any other third-party due compensation from Westwood or the Company in connection with this Agreement or any Transaction. Westwood may decline to participate in the Transaction if it reasonably determines that the Transaction has become impractical or undesirable.

Representations, Warranties, Confidentiality and Indemnification: The Company agrees to furnish Westwood with all information and documentation relating to the Financing(s) and Transaction, the Company and its principal shareholders, directors and officers, as Westwood may from time to time request during the term of this Agreement. The Company will furnish to Westwood such information and the Company authorizes Westwood to transmit definitive documents to Potential Investors and their representatives. The Company represents and warrants that any such information or materials when furnished to Westwood, whether furnished in oral, written, electronic or other format, will not include any untrue statements of material fact or omit to state any material facts required to be stated therein if necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading at the time provided. If such information becomes materially inaccurate, incomplete or misleading during the term of this Agreement, the Company shall promptly so advise Westwood in writing and correct any such inaccuracy or omission. The Company acknowledges and confirms that Westwood does not assume responsibility for the accuracy or completeness of such information provided hereunder and that Westwood will rely upon such information without independent verification of the accuracy or completeness thereof or independent evaluation of any of the assets or liabilities of the Company. Westwood has not made and may not make any physical inspection of the properties or assets of Company or of the projects, although it reserves the right to do so, and Westwood will assume that any financial forecasts furnished to or discussed with Westwood by Company have been reasonably prepared and reflect the best estimates and judgments of management. The Company acknowledges that Westwood may be materially damaged by material inaccuracies in the information provided by the Company.

The Company will provide Westwood a copy of any draft closing documents. At the closing of the Transaction, the Company will provide Westwood with a copy of the closing binder (hard or soft copy) including: an index (or table of contents) and the transaction documents.

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Confidentiality: Except in connection with the services to be provided hereunder and as set forth in this paragraph, Westwood agrees to treat all such information as confidential until instructed in writing by the Company to do otherwise or as otherwise compelled by law or regulatory process. Westwood is under no obligation to keep information confidential that (i) is or becomes available to the public (other than as a result of a disclosure by Westwood in violation hereof); (ii) was available to Westwood on a non-confidential basis prior to its disclosure to Westwood by the Company; (iii) becomes available to Westwood on a nonconfidential basis from a person other than the Company who, to the knowledge of Westwood, is not bound by a confidentiality agreement with the Company or otherwise prohibited from transferring such information to Westwood; or (iv) the Company agrees may be disclosed. The Company acknowledges that certain aspects of the advice to be rendered by Westwood may utilize information from Westwood that is confidential and proprietary, including, but not limited to, certain financial technology, structural ideas, investor and other information. Accordingly, the Company shall maintain the confidentiality of such information in accordance with the same standards and conditions that Westwood has agreed above will apply to the Company information. The terms herein supersede any prior agreement between the parties concerning confidentiality between them. The obligations of the Company and Westwood to maintain confidentiality of the information required hereby shall terminate upon the first anniversary of the termination of this Agreement.

The Company represents and warrants that it is a Corporation formed under the laws of Delaware and that the Company is capable of exercising its independent judgment in evaluating whether or not to enter into or close any Transaction.

No Guarantee of Financing: The Company understands that this Agreement does not constitute a commitment or obligation by Westwood or any of its partners or affiliates to provide any Financing or any other specific performance which may be required or advisable in connection with the Company or any other transaction contemplated herein. As such, the Company expressly acknowledges that Westwood does not guarantee, warrant or otherwise provide assurance that the Company will be able to implement or consummate any Financing, or any other transaction contemplated herein, or achieve any other result.

Indemnification: The parties hereto agree to the indemnification provisions as set forth in Appendix A, attached hereto, which is incorporated by reference as if fully set forth herein. This section shall survive the termination or expiration of this Agreement.

Fees

Transaction Fees: In connection with this Agreement, Westwood shall be paid the following fees by the Company subject to the terms further herein:

1.Upon the closing of any transaction involving the placement of equity or equity-like securities, a Transaction Fee (the “Transaction Fee”) of five percent (5%) of the gross principal amount of such equity or equity-like securities (which shall include committed and un-drawn amounts);

2.Upon the closing of any transaction involving the placement of mezzanine or subordinated debt, a Transaction Fee of three and one half-percent (3.5%) of the gross principal amount of such subordinated debt (which shall include committed and undrawn amounts);

3.Upon the closing of any transaction involving the placement of senior secured or unsecured debt, a Transaction Fee one and one-half percent (1.5%) of the gross principal amount of such senior debt (which shall include committed and un-drawn amounts);

4.If Westwood assists the Company in completing a transaction of a type not otherwise contemplated herein, Westwood shall receive compensation in an amount equal to that which is usual and customary for major bracket investment bankers for transactions of that type and size as agreed to between Westwood and the Company.

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The calculation of the above Transaction Fees shall be less the amount of Advisory Fees (defined below).

Advisory Fees: In addition to the above fees upon the closing of a Financing, Westwood or its designated affiliate shall receive a non-refundable advisory fee (the “Advisory Fee”) of $50,000, payable $10,000 per month, with the first installment payable upon execution of this Agreement and each additional installment of $10,000 due and payable on the 15th day of the next month. If, within fifteen (15) days of Westwood’s receipt of USD $30,000 in Advisory Fees, the Company elects not to proceed with the Financing, then the Company’s obligation to pay additional Advisory Fees shall cease. Advisory Fees shall not, in any event, exceed USD $50,000 and all Advisory Fees shall be credited against Transaction Fees

Total Consideration: In calculating the gross principal committed amount to determine the Transaction Fees payable to Westwood, such committed amount will be computed based upon the total consideration received by the Company, including but not limited to cash, securities, non-cash consideration (including, but not limited to, products and services, special or liquidating dividends, cash equivalents, common stock, preferred stock, notes and debt, consideration paid or payable under agreements or covenants), assumption or forgiveness of debt, whether or not such consideration is paid at closing, in installments or deferred.

Payment Method. The Transaction Fees payable to Westwood hereunder shall be withheld from proceeds of the applicable Transaction or, at the discretion of Westwood, paid directly by the Company. The fees payable to Westwood hereunder shall not be credited by any expenses paid to Westwood, or fees or expenses paid by the Company to third parties directly or through Westwood (e.g. legal, tax, accounting advisors). Each of the amounts payable by the Company hereunder will (i) be paid in U.S. Dollars or, at Westwood’s discretion, in the currency and country in which such costs and expenses were incurred, (ii) be non-refundable when paid, (iii) not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute with respect to any matter not related to this document and (iv) be paid free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes).

Payments of the Transaction Fees are to be made by wire transfer of same day funds to Westwood’s account or as otherwise instructed by Westwood and confirmed in writing and orally by Westwood’s controller. Failure by Westwood (or any assigned affiliate) to provide an invoice shall not relieve the Company of its obligations hereunder.

Expenses: The Company shall reimburse Westwood for all documented out-of-pocket expenses reasonably incurred in connection with this Agreement, subject to the prior approval of the Company before Westwood incurs any single expense in excess of $1,000. For all flights in duration of five hours or more (including transfers and layovers), the Company shall reimburse Westwood for business-class airfare (or for first-class airfare if business-class is not readily available) on all travel by senior professionals (Vice President and above) and for coach class airfare for all other professionals. Transaction expenses, including but not limited to, expenses of counsel and auditors etc. (if any) shall be paid directly by the Company.

Deal expenses for third-party services (e.g., the Company counsel, accountants) shall be paid directly by the Company. No such third-party services shall be incurred by Westwood on behalf of the Company without the Company’s consent and express agreement to reimburse Westwood for same.

Circled Transactions: If Westwood obtains commitments for a proposed Transaction, subject only to the completion of final closing documentation, that is satisfactory to the Company and the Potential Investor(s) who have agreed to enter a Transaction on terms and conditions to which the Company has agreed and has indicated its acceptance (a “Circle”), and the proposed Transaction (a “Circled Transaction”) is not consummated due to the Company’s decision not to close the Circled Transaction for any reason other than the unwillingness of the Potential Investor(s) to close the Circled Transaction on terms that are consistent with those agreed at the time of Circle (a “Company Refusal”), then Westwood shall be entitled to a Transaction Fee calculated on the notional principal amount as if the Circled Transaction had been completed, subject to a minimum fee of $100,000. Such fees shall be payable within 10 business days after a Company Refusal.

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Term: Notwithstanding the close of any particular Transaction, the initial term of this Agreement shall extend to April 17, 2021 (“Initial Term”) and the Initial Term shall automatically be extended for additional periods of six (6) months each unless terminated by written notice given by either party at least 30 days prior to the end of the Initial Term or any extension thereto. The foregoing notwithstanding, all agreed Fees and other monies due and payable to Westwood shall be paid as a prior condition to the effectiveness of any termination of this Agreement and exclusivity herein; except, however, with respect to any Continuing Fee Obligation (as that term is hereinafter defined), which shall be paid as and when due in accordance herewith. The forgoing notwithstanding, the Company shall have, for a period of 60 days, a one-time right to terminate this Agreement by written notice on the 90-day anniversary of this Agreement.

Notwithstanding any of the foregoing, this Agreement shall automatically be extended (i) in case of force majeure or other events beyond Westwood’s control (including but not limited to acts or escalation of war and/or hostilities, major terrorism, major market disruptions that prevent normal business activity within the capital markets or material delays caused by the Company, including, but not limited to, delays caused by the passage of time in connection with the Company’s compliance with the representations herein), in which events the term of this Agreement shall be automatically extended for the duration of such events plus 90 days and (ii) if this Agreement would otherwise expire but the Company is in Active Discussions (as defined below) with a Westwood Account, lender or other strategic partner or other potential investor, at such time, in which event(s) this Agreement shall be automatically extended in its entirety for the duration necessary to complete such discussions and/or close any Transaction relating thereto. “Active Discussions” is defined as the Company having received a non-binding letter of intent, being in the process of active due diligence and/or drafting of final binding agreements with a Westwood Account.

Upon termination of this Agreement for any reason, Westwood will provide the Company with a list (the “List”) of Potential Investors, third parties and other entities contacted in connection with any Financing. If the Company closes a transaction with any party (or affiliate thereof) from such List during the term of this agreement or within 12 months following the termination of this Agreement, and such party directly or indirectly funds a Financing either into an individual Project Finance or to UCC or any affiliate, then a Transaction Fee as calculated in the Fees section above shall become immediately due and payable to Westwood (the “Continuing Fee Obligation”). The Continuing Fee Obligation shall survive the termination of this Agreement.

Legal Counsel: The Company agrees to retain legal counsel reasonably acceptable to Westwood that is experienced in corporate financings and transactions of the type contemplated hereby.

Miscellaneous: This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, and may not be modified or amended or any term or provision hereof waived or discharged, except in writing, signed by the party against whom such modification, waiver or discharge is sought to be enforced. All rights and obligations hereunder shall be binding upon and applicable to any successor to the assets and/or business of the Company, whether by merger, consolidation, transfer of all or substantially all of such assets, or otherwise.

Neither the Company nor Westwood may assign its rights or delegate its obligations without the prior written approval of the other party; provided, however, that Westwood may assign this Agreement, in whole or part, to its corporate affiliates. The Company acknowledges that Westwood’s investment banking activities may lead to representation of clients and principal activities that may be competitive with the Company and the investors in the Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law provisions thereof) and the laws of the United States of America. The parties hereto further agree to submit all disputes that may arise hereunder to arbitration under the jurisdiction and rules of the Financial Industry Regulatory Agency (FINRA). In the event of any action hereunder, the prevailing party shall be entitled to seek the recovery of reasonable legal fees, and all or a portion of such legal fees may be awarded in the sole discretion of the adjudicator.

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The Company acknowledges and agrees that the exclusivity and term provisions of this Agreement are material to Westwood and that the Company shall not enter into any transactions with affiliates or third parties that would in any manner circumvent the intention of these material provisions.

Each of Westwood and the Company represents and warrants that this Agreement has in all respects been duly authorized, executed and delivered by and on behalf of itself and that such authorization and execution does not conflict with any other agreement or regulation to which the Company is subject.

Westwood shall have the right at its own expense to reference any Transaction in its marketing materials, including, but not limited to, its website and to place tombstone advertisements in publications with prior written consent of the Company.

If any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provisions in any other respect or any other provision of this Agreement, which shall remain in full force and effect.

[Signature page to follow. The remainder of this page is intentionally left blank.]

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Please acknowledge your agreement with the terms and provisions of this Agreement by signing and returning a copy to us.

We look forward to working with you.

Very truly yours,

WESTWOOD CAPITAL, LLC

By: /s/ Mark W. Gross
Mark W. Gross
Managing Director

Agreed to and accepted
as of the date hereof:

United Capital Consultants Inc.

/s/ Clayton Patterson
By: Clayton Patterson
Title: Chief Executive Officer

Appendix A

INDEMNIFICATION

United Capital Consultants Inc., a corporation formed under the laws of Delaware (together with its affiliates and subsidiaries, the “Company”), agrees to indemnify Westwood Capital, LLC (“Westwood”) and its employees, directors, officers, agents, affiliates (including but not limited to Westwood Capital Advisors, LLC) and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Westwood, is referred to as “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several, to any Indemnified Party, third parties or the Company (including, but not limited to, all reasonable legal fees, reasonable attorney’s fees, and other expenses reasonably incurred by any Indemnified Party in connection with any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which such Indemnified Party, in connection with its services or arising out of its engagement hereunder may become subject under any applicable Federal or state law or otherwise, including but not limited to liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made except for any such statement or omission based upon written information or written advice furnished to the Company by Westwood, (ii) caused by or arising out of any act or failure to act by the Company, or (iii) arising out of the engagement of Westwood or the rendering by any Indemnified Party of its services under this Agreement provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder (a “Successful Judgment”). Indemnification of one party under this agreement shall not relieve or in any way diminish the Company’s indemnification responsibilities to another Indemnified Party.

If for any reason, other than a non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct (or, in the event the case with respect to which the Damages relate is settled and the Company gains a Successful Judgment with respect to the Indemnified Party’s conduct in connection therewith), the foregoing indemnity is unavailable to an Indemnified party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Westwood on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the total amount of accounts receivable fees and financial advisory fees actually received by Westwood hereunder.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right at its own expense to control its defense if, in the opinion of its counsel, the Indemnified Party’s defense is unique or separate to it, as the case may be, as opposed to a defense pertaining to the Company. In such event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Indemnified Party’s expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company’s counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to the Company, at the Company’s expense, to defend such claim or action. The omission by an Indemnified Party to promptly notify the Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the Company from any liability the Company may have to such Indemnified Party only to the extent that such a delay in notification prejudices the Company’s defense of such claim or action in more than a de minimis manner. The Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. Any obligation pursuant to this Appendix A shall survive the termination or expiration of the term of the engagement Agreement between the Company and any Indemnified Party.

Damages incurred by an Indemnified Party shall be paid by the Company on an as-incurred, current basis, subject to reimbursement in the event that such Indemnified Party is determined not to be entitled to such indemnification pursuant to the terms hereof.

Agreed to and Accepted as of the date hereof:

United Capital Consultants Inc.

/s/ Clayton Patterson

By: Clayton Patterson

Title: Chief Executive Officer